Exhibit 10.4

AMENDMENT

TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement (this “Amendment”) by and between Heron Therapeutics, Inc. (the “Company”), and Paul Marshall (the “Executive”) is effective as of April 22, 2015.

WHEREAS, the Executive and the Company are parties to the Executive Employment Agreement dated as of November 1, 2013 (the “Original Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Original Agreement as described in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, the parties agree that the Original Agreement is amended as set forth below:

1.	Clause (iii) of Section 4.4.2 shall be amended and restated in its entirety to read as follows:

“(iii) reimbursement for or continuation of payment by the Company of its portion of the health insurance benefits provided to Executive immediately prior to termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law for a period of up to 18 months from the date of termination”

2.	Section 4.4.3 shall be amended and restated in its entirety to read as follows:

“4.4.3 Change in Control. If the Executive’s employment shall be terminated by the Company without Cause, or by the Executive for Good Reason within three months before or within 18 months following a Change in Control, the Executive shall receive the payments specified in Section 4.4.1, and, in addition, within ten days of the Executive’s delivery to the Company of a fully effective Release and Waiver in the form attached hereto as Exhibit A, within the applicable time period set forth therein, but in no event later than 45 days following termination of the Executive’s employment, the Executive shall receive the following: (i) a lump sum payment equal to the Executive’s annual base salary then in effect, less required deductions and withholdings; (ii) the greater of the Executive’s target performance bonus then in effect, less required deductions and withholdings, or the Executive’s performance bonus paid in the year preceding the year in which termination occurs, less required deductions and withholdings; (iii) accelerated vesting of 100% of any outstanding and unvested stock awards held by the Executive at such time (including both time-based and performance-based stock awards) and (iv) provided that the Executive timely elects continued coverage under COBRA, the COBRA benefit for a period of up to 12 months.”

3.	Except as modified by this Amendment, the Original Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Heron Therapeutics, Inc.

By: /s/ Barry Quart
Name: Barry Quart
Title: CEO

/s/ Paul Marshall
Paul Marshall